(EXHIBIT 23.1)


                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------



The Board of Directors
Cablevision Systems Corporation:


We consent to the incorporation by reference in the registration statement on Amendment No. 1 to Form S-3 of Cablevision Systems Corporation of our report dated March 12, 1999, relating to the consolidated balance sheets of Cablevision Systems Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' deficiency and cash flows for each of the years in the three-year period ended December 31, 1998, and the related schedule, which report appears in the December 31, 1998 combined annual report on Form 10-K of Cablevision Systems Corporation and CSC Holdings, Inc., and to the references to our firm under the heading "Experts" in the registration statement and related prospectus.



/s/ KPMG LLP


KPMG LLP

Melville, New York
November 22, 1999